Exhibit 99.1

To: Participants in the IAC Inc. Retirement Savings Plan

Date: March 17, 2025

Subject: 401(k) Blackout for Angi Spinoff

On Friday, March 7, 2025, the board of directors of IAC Inc. (“IAC”) approved the spinoff of Angi Inc. (“Angi”). The spinoff will result in a special dividend distribution of Angi stock to IAC shareholders of record as of the close of business on March 25, 2025, on a pro-rata basis.

The IAC Inc. Retirement Savings Plan (the “Plan”) offers the IAC Stock Fund, an investment option through which Plan participants can hold shares of IAC stock. As a result of the spinoff, the Plan will receive shares of Angi stock in respect of shares of IAC stock held in the IAC Stock Fund as described above and will establish a new Angi Stock Fund to hold these shares. If you have a balance in the IAC Stock Fund, please review the details provided below to understand how the spinoff will impact your Plan account.

Blackout Period

There will be a short blackout period while Schwab Retirement Plan Services, Inc. (“Schwab”), the Plan’s recordkeeper, processes the receipt of Angi shares and establishes the new Angi Stock Fund. This blackout period will only impact participants with balances in the IAC Stock Fund. The blackout period is expected to begin at 4:00pm ET on Monday, March 31, 2025, and to end no later than 9:30am ET on Thursday, April 3, 2025. The blackout period may end earlier than this date; if there is a delay that extends the blackout period, we will send you an additional communication.

During the blackout period, you will be temporarily unable to execute any transaction involving your balance in the IAC Stock Fund, including investment transactions and plan loans and withdrawals. Please carefully consider your investment and retirement strategy in light of this blackout period. Once the blackout period ends, you will have full access to your balance in the IAC Stock Fund and all other Plan accounts.

If you have any questions about the blackout period, or if you’d like to request a transaction prior to the blackout period, please contact Schwab at 800-724-7526 (available Monday – Friday from 8:00am to 10:00pm ET) or online at workplace.schwab.com. You can also contact your Human Resources department for more information.

Details for Angi Employees with a Balance in the IAC Stock Fund After the Spinoff and Blackout Period

Following the blackout period, you will have a balance in a new IAC Stock Fund for Angi Employees (described below) and a new Angi Stock Fund. The Angi Stock Fund will be frozen to new investments, which means that you will not be able to allocate any additional amounts to the Angi Stock Fund. You can take action at any time after the blackout period ends to transfer any portion of your balance out of the Angi Stock Fund and into the other investment options available under the Plan.

The Angi Stock Fund will be removed from the Plan on December 15, 2025, and balances that remain in the Angi Stock Fund at that time will be automatically allocated to the Plan’s qualified default investment alternative, a T. Rowe Price Retirement fund based on your date of birth. You’ll receive more information about the timing of this change later this year.

Effective April 1, 2025, the IAC Stock Fund will no longer be available to you as a plan investment option. That means you will not be able to transfer additional amounts into the Fund or make additional contributions to the Fund from your paycheck.

•	Current Balance: any portion of your account balance previously allocated to the IAC Stock Fund will be held in a new IAC Stock Fund for Angi Employees. We anticipate removing the IAC Stock Fund for Angi Employees from the Plan prior to the end of 2025; you’ll receive more information about the timing of this change later this year. At any time prior to March 31, 2025, you can transfer your balance out of the IAC Stock Fund and at any time after the blackout period ends you can transfer your balance out of the IAC Stock Fund for Angi Employees.

•	Future Contributions: if you have elected to invest any portion of your future contributions under the Plan in the IAC Stock Fund, you will need to update your investment elections prior to the blackout start on March 31, 2025. If you do not update your investment elections, future contributions designated for the IAC Stock Fund will be directed to the Plan’s qualified default investment alternative, a T. Rowe Price Retirement fund based on your date of birth.

•	Auto-Rebalance: if you have enabled the auto-rebalance feature available through Schwab, any auto-rebalance percentages currently allocated to the IAC Stock Fund will be directed to the Plan’s qualified default investment alternative, a T. Rowe Price Retirement fund based on your date of birth. Further, any auto-rebalance transactions following the blackout period will exclude any balance in the Angi Stock Fund and the IAC Stock Fund for Angi Employees. You can take action prior to or following the blackout period to change your auto-rebalance percentages.

Details for All Other Participants with a Balance in the IAC Stock Fund After the Spinoff and Blackout Period

Following the blackout period, you will have a balance in a new Angi Stock Fund. The Angi Stock Fund will be frozen to new investments; you will not be able to allocate any additional amounts to the Angi Stock Fund. You can take action at any time after the blackout period ends to transfer any portion of your balance out of the Angi Stock Fund and into the other investment options available under the Plan.

The Angi Stock Fund will be removed from the Plan on December 15, 2025, and balances that remain in the Angi Stock Fund at that time will be automatically allocated to the Plan’s qualified default investment alternative, a T. Rowe Price Retirement fund based on your date of birth; you’ll receive more information about the timing of this change later this year.

Following the blackout period, there will be no other changes to the IAC Stock Fund. You will be able to transfer balances into and out of the IAC Stock Fund and elect to invest your future contributions in the IAC Stock Fund as you have prior to the completion of the spinoff.